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                   DOLLAR GENERAL NAMES DAVID L. BERE TO BOARD

GOODLETTSVILLE, Tennessee, June 3, 2002 - Dollar General Corporation (NYSE: DG) announced it has named David L. Bere to its Board of Directors.

Chairman and CEO Cal Turner, Jr. made the announcement saying, "Dave Bere is an experienced executive who understands senior management dynamics of both small and large companies and the role of corporate governance. He has been familiar with Dollar General for a number of years, and he has an appreciation for both the mission and the complexity of our company. We are delighted to add him to Dollar General's board of directors."

Mr. Bere serves as President and Chief Executive Officer and as a member of the Board of Directors of Bakery Chef, Inc., a specialty frozen baking company and a wholly-owned subsidiary of Value-Added Bakery Holding Company, a partnership formed by Mr. Bere. From 1996 to 1998, Mr. Bere served as President and Chief Executive Officer of McCain Foods USA, a manufacturer and marketer of frozen foods and a subsidiary of McCain Foods Limited. From 1978 to 1995, Mr. Bere worked for The Quaker Oats Company and served as president of the Breakfast Division from 1992 to 1995 and President of the Golden Grain Division from 1990 to 1992.

Mr. Bere currently serves on the Board of Advisors for the Alford Group, Inc., the Board of Trustees of Fuller Theological Seminary and the Dean's Advisory Council Indiana University - Kelly School of Business. Mr. Bere holds a Bachelor of Arts degree in Political Science and a Masters in Business Administration degree from Indiana University.

Mr. Bere's appointment represents an addition to the Dollar General board of directors, bringing the total number of board members to twelve.

As of May 3, 2002, Dollar General operated 5,731 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.


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